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                                                                     Exhibit (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated May 20, 2009 on the financial statements of The Coventry Group (the "Funds"), comprising the Boston Trust Balanced Fund, Boston Trust Equity Fund, Boston Trust Small Cap Fund, Boston Trust Midcap Fund, Walden Social Balanced Fund, Walden Social Equity Fund, and Walden Small Cap Innovations Fund as of March 31, 2009 and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Fund's Registration Statement on Form N-1A.



/s/ Cohen Fund Audit Services, Ltd.
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Cohen Fund Audit Services, Ltd.
Westlake, Ohio
July 24, 2009